Prospectus, March 1, 2002

Evergreen
Domestic Growth Funds

Evergreen Special Values Fund
Class A
Class B
Class C
Class I
The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARIES:

Overview of Fund Risks
Evergreen Special Values Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
The Fund's Portfolio Manager
Calculating the Share Price
How to Choose an Evergreen Fund
How to Choose the Share Class That Best Suits You
How to Buy Shares
How to Redeem Shares
Other Services
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund
Other Fund Practices

In general,

the Fund included in this prospectus seeks to provide investors with capital growth. In addition to the Fund offered in this prospectus, the Evergreen Funds also offer sixteen different Domestic Growth Funds in a separate prospectus dated February 1, 2002, which provide investors with a selection of investment alternatives which seek capital growth. The Evergreen Domestic Growth Funds tend to have more growth potential, risk and volatility than less aggressive funds.

Fund Summaries Key

Each Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund? What is the difference between sales charges and expenses?

Overview of Fund Risks

Special Values Fund

typically relies on a combination of the following strategies:

  investing in small U.S. companies whose stock is significantly undervalued in the opinion of the portfolio manager and which he believes have the potential for above average growth commensurate with increased risk; and
  selling a portfolio investment: i) when the issuer's investment fundamentals begin to deteriorate; ii) when the investment reaches or exceeds the portfolio manager's targeted value; iii) to take advantage of more attractive investment opportunities; iv) when the investment no longer appears to meet the Fund's investment objective; v) when the Fund must meet redemptions; or vi) for other investment reasons which the portfolio manager deems necessary.

may be appropriate for investors who:

  seek an investment expected to grow over time; and
  can tolerate substantial volatility in the value of their investment.
The Fund may temporarily invest up to 100% of its assets in high quality money market instruments in response to adverse economic, political or market conditions. This strategy is inconsistent with the Fund's principal investment strategy and investment goal and, if employed, could result in a lower return and loss of market opportunity.

Following this overview, you will find information on the Fund's specific investment strategies and risks.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Like most investments, your investment in the Fund could fluctuate significantly in value over time and could result in a loss of money.

Following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Stock Market Risk

Your investment in a Fund will be affected by general economic conditions such as prevailing economic growth, inflation and interest rates. When economic growth slows, or interest or inflation rates increase, equity securities tend to decline in value. Such events could also cause companies to decrease the dividends they pay. If these events were to occur, the value of, dividend yield and total return earned on your investment would likely decline. Even if general economic conditions do not change, the value of, dividend yield and total return earned on your investment could decline if the particular industries, companies or sectors in which the Fund invests do not perform well.

Market Capitalization Risk

Stocks fall into three broad market capitalization categories--large, medium and small. Investing primarily in one category carries the risk that due to current market conditions that category may be out of favor with investors. If valuations of large capitalization companies appear to be greatly out of proportion to the valuations of small or medium capitalization companies, investors may migrate to the stocks of small- and mid-sized companies causing a Fund that invests in these companies to increase in value more rapidly than a Fund that invests in larger, fully-valued companies. Investing in medium and small capitalization companies may be subject to special risks associated with narrower product lines, more limited financial resources, smaller management groups, and a more limited trading market for their stocks as compared with larger companies. As a result, stocks of small and medium capitalization companies may decline significantly in market downturns.

Investment Style Risk

Securities with different characteristics tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. A Fund may outperform or underperform other funds that employ a different style. A Fund may also employ a combination of styles that impact its risk characteristics. Examples of different styles include growth and value investing. Growth stocks may be more volatile than other stocks because they are more sensitive to investor perceptions of the issuing company's earnings growth potential. Growth-oriented funds will typically underperform when value investing is in favor. Value stocks are those which are undervalued in comparison to their peers due to adverse business developments or other factors. Value-oriented funds will typically underperform when growth investing is in favor.

Foreign Investment Risk

If a Fund invests in non-U.S. securities it could be exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which the Fund invests could adversely affect the value of, dividend yield and total return earned on your investment. In addition, if the value of any foreign currency in which the Fund's investments are denominated declines relative to the U.S. dollar, the value of, dividend yield and total return earned on your investment in the Fund may decline as well. Certain foreign countries have less developed and less regulated securities markets and accounting systems than the U.S. This may make it harder to get accurate information about a security or company, and increase the likelihood that an investment will not perform as well as expected.

Special Values Fund

FUND FACTS:

Goal:

  Capital Growth

  Principal Investment:

  Small-Cap U.S. Common Stocks

  Classes of Shares Offered in this Prospectus:

  Class A
  Class B
  Class C
  Class I

  Investment Advisor:

  Evergreen Investment Management Company, LLC

  Portfolio Manager:

  James M. Tringas, CFA

  Dividend Payment Schedule:

  Annually

  INVESTMENT GOAL

  The Fund seeks to produce growth of capital.

  INVESTMENT STRATEGY

  The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 2.

  The Fund invests primarily in common stocks of small U.S. companies. The portfolio manager looks for significantly undervalued companies that he believes have the potential for above-average growth commensurate with increased risk. Typical investments are in stocks of companies that have low price-to-earnings ratios, are generally out of favor in the marketplace, are selling significantly below their stated or replacement book value or are undergoing a reorganization or other corporate action that may create above-average price appreciation. Under normal market conditions, the Fund invests at least 80% of its assets in common stocks of small U.S. companies (i.e., companies whose market capitalizations fall within the range tracked by the Russell 2000 Index, at the time of purchase). In addition, the Fund will seek to maintain a weighted average market capitalization that falls within the range of the Russell 2000 Index. The Fund may invest up to 20% of its total assets in foreign securities.

  RISK FACTORS

  Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 2 under the headings:

    Stock Market Risk
    Market Capitalization Risk
    Investment Style Risk
    Foreign Investment Risk
  For further information regarding the Fund's investment strategy and risk factors see "Other Fund Practices."

  PERFORMANCE

  Since the Fund had not commenced operations as of the date of this prospectus, no performance information is available.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are estimated based on the Fund's fiscal year ending 9/30/2002.

  Shareholder Fees (fees paid directly from your investment)

Shareholder Transaction Expenses	Class A	Class B	Class C	Class I
Maximum sales charge imposed on purchases (as a % of offering price)	5.75%	None	None	None
Maximum deferred sales charge (as a % of either the redemption amount or initial investment, whichever is lower)	None *	5.00%	2.00%	None

  * Investments of $1 million or more are not subject to a front-end sales charge, but may be subject to a contingent deferred sales charge of 1.00% upon redemption within one year after the month of purchase.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses (Before Waiver)	Total Fund Operating Expenses (After Waiver) †
Class A	0.80%	0.25%	0.20%	1.25%	1.20%
Class B	0.80%	1.00%	0.20%	2.00%	1.95%
Class C	0.80%	1.00%	0.20%	2.00%	1.95%
Class I	0.80%	0.00%	0.20%	1.00%	0.95%

  † EIMC has agreed to waive the management fee and/or reimburse expenses for a period of one year beginning in June 2002 in order to limit the Fund's Total Fund Operating Expenses so that they do not exceed, in the aggregate, the Fund's Total Fund Operating Expenses (After Waiver) listed above.

  The table below shows the total expenses you would pay on a $10,000 investment over one- and three-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration only. The examples assume a 5% average annual return, the imposition of the maximum sales charge (if any) currently applicable to each class of the Fund, any fee waivers or expense reimbursements in effect for the periods described above and that you reinvest all of your dividends and distributions. Your actual costs may be higher or lower.

  Example of Fund Expenses

	Assuming Redemption At End of Period				Assuming No Redemption
After:	Class A	Class B	Class C	Class I	Class B	Class C
1 year	$ 690	$ 698	$ 398	$ 97	$ 198	$ 198
3 years	$ 944	$ 923	$ 623	$ 313	$ 623	$ 623

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for the Evergreen Funds is a subsidiary of Wachovia Corporation (formerly First Union Corporation), the fourth largest bank holding company in the United States, with over $320.5 billion in consolidated assets as of 1/31/2002. Wachovia Corporation is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  Evergreen Investment Management Company, LLC (EIMC) is the investment advisor to the Fund. EIMC has been managing mutual funds and private accounts since 1932 and manages over $102 billion in assets for 129 of the Evergreen and Wachovia Funds as of 1/2/2002. EIMC is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034.

  The Fund will pay EIMC an annual contractual advisory fee of 0.80% based on the Fund's average daily net assets.

  THE FUND'S PORTFOLIO MANAGER

  Special Values Fund

  James M. Tringas has managed the Fund since its inception in June 2002. Mr. Tringas has been a portfolio manager and Vice President since joining EIMC in June 2002. From 1999 until he joined EIMC, Mr. Tringas was a portfolio manager and Vice President with Wachovia Asset Management ("Wachovia"). Mr. Tringas joined Wachovia in 1994 as a security analyst.

  CALCULATING THE SHARE PRICE

  The value of one share of a Fund, also known as the net asset value, or NAV, is calculated at 4 p.m. Eastern time on each day the New York Stock Exchange is open or as of the time the Exchange closes, if earlier. The Fund calculates its share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. Each class of shares is calculated separately. Each security held by a Fund is valued using the most recent market data for that security. If no market data is available for a given security, the Fund will price that security at fair value according to policies established by the Fund's Board of Trustees. Short-term securities with maturities of 60 days or less will be valued on the basis of amortized cost.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own. Your account balance may change daily because the share price may change daily.

  The Fund may invest in foreign securities that are primarily listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. As a result, the value of the Fund may change on days when investors will not be able to purchase or redeem the Fund's shares.

  HOW TO CHOOSE AN EVERGREEN FUND

  When choosing an Evergreen Fund, you should:

    Most importantly, read the prospectus to see if the Fund is suitable for you.
    Consider talking to an investment professional. He or she is qualified to give you investment advice based on your investment goals and financial situation and will be able to answer questions you may have after reading the Fund's prospectus. He or she can also assist you through all phases of opening your account.
    Request any additional information you want about the Fund, such as the Statement of Additional Information (SAI) by calling 1-800-343-2898.

  HOW TO CHOOSE THE SHARE CLASS THAT BEST SUITS YOU

  After choosing a Fund, you select a share class. The Fund offers four different share classes: Class A, Class B, Class C and Class I. Each class except Class I has its own sales charge. Pay particularly close attention to the fee structure of each class so you know how much you will be paying before you invest.

  Class A

  If you select Class A shares, you may pay a front-end sales charge of up to 5.75%, but you do not pay a deferred sales charge. In addition, Class A shares are subject to an expense, known as 12b-1 fees.

  The front-end sales charge is deducted from your investment before it is invested. The actual charge depends on the amount invested, as shown below:

Your investment	As a % of NAV excluding sales charges	As a % of your investment	Dealer commission as a % of NAV
Up to $49,999	5.75%	6.10%	5.00%
$50,000-$99,999	4.50%	4.71%	4.25%
$100,000-$249,999	3.75%	3.90%	3.25%
$250,000-$499,999	2.50%	2.56%	2.00%
$500,000-$999,999	2.00%	2.04%	1.75%
$1,000,000-$2,999,999	0.00%	0.00%	1.00% of the first $2,999,999, plus,
$3,000,000-$4,999,999	0.00%	0.00%	0.50% of the next $2,000,000, plus
$5,000,000 or greater	0.00%	0.00%	0.25% of amounts equal to or over $5,000,000

  Although no front-end sales charge applies to purchases of $1 million and over, you will pay a 1.00% deferred sales charge if you redeem any such shares within one year after the month of purchase.

  Class A shares are offered at NAV to corporate or certain other qualified retirement plans, or non-qualified deferred compensation plans of Title I ERISA tax-sheltered annuities or TSA plans sponsored by an organization having 100 or more eligible employees (certain plans may require a greater number of eligible employees). Such purchases are subject to a dealer commission of 1.00% of the amount of purchase (subject to recapture upon early redemption) if redeemed within 12 months after the month of purchase.

  Three ways you can reduce your Class A sales charges:

    Rights of Accumulation. You may add the value of all of your existing Evergreen Funds investments in all share classes, excluding Evergreen money market funds, to determine the front-end sales charge to be applied to your current Class A purchase.
    Letter of Intent. You may reduce the front-end sales charge on a current purchase if you agree to invest at least $50,000 in Class A shares of an Evergreen Fund over a 13-month period. You will pay the same sales charge as if you had invested the full amount all at one time. The Fund will hold a certain portion of your investment in escrow until your commitment is met.
    Combined Purchases. You may reduce your front-end sales charge if you purchase Class A shares in multiple Evergreen Funds, excluding Evergreen money market funds, at the same time. The combined dollar amount invested will determine the front-end sales charge applied to all of your current purchases. For example, if you invested $75,000 in each of two different Evergreen Funds, you would pay a sales charge based on a $150,000 purchase (i.e., 3.75% of the offering price, rather than 4.50%).

  Contact your investment professional or a service representative at the Evergreen Service Company, LLC at 1-800-343-2898 if you think you may qualify for any of these services. For more information on these services see "Sales Charge Waivers and Reductions" in the SAI.

  The Fund may also sell Class A shares at net asset value without a front-end or deferred sales charge to the Directors, Trustees, officers and employees of the Fund and the advisory affiliates of Wachovia Corporation, and to members of their immediate families, to registered representatives of firms with dealer agreements with Evergreen Distributor, Inc. (EDI), and to a bank or trust company acting as trustee for a single account.

  Class B

  If you select Class B shares, you do not pay a front-end sales charge, so the entire amount of your purchase is invested in the Fund. However, your shares are subject to 12b-1 fees. In addition, you may pay a deferred sales charge if you redeem your shares within six years after the month of purchase.

  The amount of the maximum deferred sales charge depends on the length of time the shares are held, as shown below:

Time Held	Maximum Deferred Sales Charge
Month of Purchase + First 12 Month Period	5.00%
Month of Purchase + Second 12 Month Period	4.00%
Month of Purchase + Third 12 Month Period	3.00%
Month of Purchase + Fourth 12 Month Period	3.00%
Month of Purchase + Fifth 12 Month Period	2.00%
Month of Purchase + Sixth 12 Month Period	1.00%
Thereafter	0.00%
After 7 years	Converts to Class A
Dealer Allowance	5.00%

  The maximum deferred sales charge and dealer allowance may be reduced for certain investors. For further information on how the deferred sales charge is calculated at the time of redemption see "Calculating the Deferred Sales Charge" below.

  Class C

  Like Class B shares, you do not pay a front-end sales charge on Class C shares. However, your shares are subject to 12b-1 fees. In addition, you may pay a deferred sales charge if you redeem your shares within two years after the month of purchase. Also, these shares do not convert to Class A shares and so the higher 12b-1 fees paid by the Class C shares continue for the life of the account.

  The amount of the maximum deferred sales charge depends on the length of time the shares are held, as shown below:

Time Held	Maximum Deferred Sales Charge
Month of Purchase + First 12 Month Period	2.00%
Month of Purchase + Second 12 Month Period	1.00%
Thereafter	0.00%
Dealer Allowance	2.00%

  The maximum deferred sales charge and dealer allowance may be reduced for certain investors. For further information on how the deferred sales charge is calculated at the time of redemption see "Calculating the Deferred Sales Charge" below.

  Waiver of Class B or Class C Deferred Sales Charges

  You will not be assessed a deferred sales charge for Class B or Class C shares if you redeem shares in the following situations:

    When the shares were purchased through reinvestment of dividends/capital gains
    Death or disability
    Lump-sum distribution from a 401(k) plan or other benefit plan qualified under ERISA
    Systematic withdrawals of up to 1.00% of the account balance per month
    Loan proceeds and financial hardship distributions from a retirement plan
    Returns of excess contributions or excess deferral amounts made to a retirement plan participant

  Class I

  The Fund offers Class I shares at net asset value without a front-end sales charge, deferred sales charge or 12b-1 fees. Class I shares are only available to investment advisory clients of an investment advisor of an Evergreen Fund (or its advisory affiliates) through special arrangements entered into on behalf of the Evergreen Funds with certain financial service firms, certain institutional investors, and persons who owned Class Y shares in a registered name in an Evergreen Fund on or before December 31, 1994.

  Calculating the Deferred Sales Charge

  If imposed, the Fund deducts the deferred sales charge from the redemption proceeds you would otherwise receive. The deferred sales charge is a percentage of the lesser of (i) the net asset value of the shares at the time of redemption or (ii) the shareholder's original net cost for such shares. Upon request for redemption, the Fund will first seek to redeem shares not subject to the deferred sales charge and then shares held the longest in an effort to keep the deferred sales charge a shareholder must pay as low as possible. The deferred sales charge on any redemption is, to the extent permitted by NASD Regulation, Inc., paid to EDI or its predecessor.

  Promotional Incentives on Dealer Commissions

  EDI may, from time to time, provide promotional incentives, including reallowance and/or payment of up to the entire sales charge, to certain investment firms. Such incentives may, at EDI's discretion, be limited to investment firms who allow their individual selling representatives to participate in such additional commissions. Please consult the SAI for more information regarding promotional incentives.

  HOW TO BUY SHARES

  Evergreen Funds make investing easy. Once you decide on an amount and a share class, simply fill out an application and send in your payment, or talk to your investment professional or an Evergreen service representative.

	Minimum Initial Purchase of Class A, B and C Shares	Minimum Initial Purchase of Class I Shares	Minimum Additional Purchases
Regular Accounts	$ 1,000	$ 1,000,000 *	None
IRAs	$ 250	N/A †	None
Systematic Investment Plan	$ 50	N/A †	$25/monthly (for Classes A, B and C) †

  * Minimum initial purchase amount does not apply to former Class Y shareholders.

  † Former Class Y shareholders may invest at the Class A, B and C share amounts.

Method	Opening an Account	Adding to an Account
By Mail or through an Investment Professional
    Complete and sign the account application. Applications may be downloaded off our website at www.evergreeninvestments.com.
    Make the check payable to Evergreen Funds. Cash, credit cards, third party checks, credit card checks or money orders will not be accepted.
    Mail the application and your check to the address below:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    200 Berkeley St.
    Boston, MA 02116-5034

    Or deliver them to your investment professional (provided he or she has a broker-dealer arrangement with EDI).

    Make your check payable to Evergreen Funds.
    Write a note specifying:
      the Fund name
      share class
      your account number
      the name(s) in which the account is registered.
    Mail to the address to the left or deliver to your investment professional.

By Phone
    Call 1-800-343-2898 to set up an account number and get wiring instructions.
    Instruct your bank to wire or transfer your purchase (they may charge a wiring fee).
    Complete the account application and mail to:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    200 Berkeley St.
    Boston, MA 02116-5034

    Trades received after 4 p.m. Eastern time on market trading days will receive the next market day's closing price. ‡

    Call the Evergreen Express Line at 1-800-346-3858 24 hours a day or to speak with an Evergreen Investment professional call 1-800-343-2898 between 8 a.m. and 6 p.m. Eastern time, on any business day.
    If your bank account is set up on file, you can request either:
      Federal Funds Wire (offers immediate access to funds) or
      Electronic transfer through the Automated Clearing House which avoids wiring fees.

By Exchange
    You can make an additional investment by exchange from an existing Evergreen Funds account by contacting your investment professional or an Evergreen service representative, by calling the Evergreen Express Line at 1-800-346-3858 or by visiting our website at www.evergreeninvestments.com. **
    You can only exchange shares from your account within the same class and under the same registration.
    There is no sales charge or redemption fee when exchanging funds within the Evergreen Fund family. ††
    Orders placed before 4 p.m. Eastern time on market trading days will be processed at that day's closing share price. Orders placed after 4 p.m. Eastern time will be processed at the next market day's closing price. ‡
    Exchanges are limited to three per calendar quarter, but in no event more than five per calendar year.
    Exchanges between accounts which do not have identical ownership must be made in writing with a signature guarantee. (See "Exceptions: Redemption Requests That Require A Signature Guarantee" on the next page.)

Systematic Investment Plan (SIP) ‡‡
    You can transfer money automatically from your bank account into your Fund account on a monthly or quarterly basis.
    Initial investment minimum is $50 if you invest at least $25 per month with this service.
    To enroll, check off the box on the account application and provide:
      your bank account information
      the amount and date of your monthly or quarterly investment.

    To establish automatic investing for an existing account, call 1-800-343-2898 for an application.
    The minimum is $25 per month or $75 per quarter.
    You can also establish an investing program through direct deposit from your paycheck. Call 1-800-343-2898 for details.

  ‡ The Fund's shares may be made available through financial service firms which are also investment dealers and which have a service agreement with EDI. The Fund has approved the acceptance of purchase and repurchase request orders effective as of the time of their receipt by certain authorized financial intermediaries or their designees. Evergreen reserves the right to adjust the closing time to coincide with an earlier closing of the New York Stock Exchange or due to other unusual circumstances.

  ** Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your broker) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen Funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges.

  †† This does not apply to exchanges from Class A shares of an Evergreen money market fund, unless the account has been subject to a previous sales charge.

  ‡‡ Evergreen Investment Services, Inc. (EIS) will fund a $50 initial investment in Class A shares of the Evergreen Funds for employees of Wachovia Corporation (Wachovia) and its affiliates when the employee enrolls in a new Evergreen SIP and agrees to subsequent monthly investments of $50. EIS will fund a $100 initial investment in Class A shares of the Evergreen Funds for employees of Wachovia when the employee enrolls in a new Evergreen SIP through a CAP account and agrees to subsequent monthly investments of $100. To be eligible for either of these offers, the employee must open an account with First Union Securities, Inc. to execute the transactions. If the employee redeems his shares within 12 months after the month of purchase, EIS reserves the right to reclaim its $50 or $100 initial investment.

  HOW TO REDEEM SHARES

  We offer you several convenient ways to redeem your shares in any of the Evergreen Funds:

Methods	Requirements
Call Us
    Call the Evergreen Express Line at 1-800-346-3858 24 hours a day or to speak with an Evergreen service representative call 1-800-343-2898 between 8 a.m. and 6 p.m. Eastern time, on any business day.
    This service must be authorized ahead of time, and is only available for regular accounts. *
    All authorized requests made before 4 p.m. Eastern time on market trading days will be processed at that day's closing price. Requests made after 4 p.m. Eastern time will be processed the following business day. †
    We can either;
      wire the proceeds into your bank account (service charges may apply)
      electronically transmit the proceeds into your bank account via the Automated Clearing House service mail you a check.
    All telephone calls are recorded and may be monitored for your protection. We are not responsible for acting on telephone orders we believe are genuine.
    See "Exceptions: Redemption Requests That Require A Signature Guarantee" below for requests that must be made in writing with your signature guaranteed.

Write Us
    You can mail a redemption request to:

    Postal Service Address:

    Evergreen Service Company, LLC
    P.O. Box 8400
    Boston, MA 02266-8400

    Overnight Address:

    Evergreen Service Company, LLC
    200 Berkeley St.
    Boston, MA 02116-5034

    Your letter of instructions must:
      list the Fund name and the account number
      indicate the number of shares or dollar value you wish to redeem be signed by the registered owner(s).
    See "Exceptions: Redemption Requests That Require A Signature Guarantee" below for requests that must be signature guaranteed.
    To redeem from an IRA or other retirement account, call 1-800-343-2898 for special instructions.

Redeem Your Shares in Person	You may also redeem your shares by contacting your investment professional or an Evergreen service representative. A fee may be charged for this service.
Systematic Withdrawal Plan (SWP)
    You can transfer money automatically from your Fund account on a monthly or quarterly basis - without redemption fees.
    The withdrawal can be mailed to you, or deposited directly into your bank account.
    The minimum is $75 per month.
    The maximum is 1.00% of your account per month or 3.00% per quarter.
    To enroll, call 1-800-343-2898 for instructions.

  † The Fund's shares may be made available through financial service firms which are also investment dealers and which have a service agreement with EDI. The Fund has approved the acceptance of purchase and repurchase request orders effective as of the time of their receipt by certain authorized financial intermediaries or their designees. Evergreen reserves the right to adjust the closing time to coincide with an earlier closing of the New York Stock Exchange or due to other unusual circumstances.

  * Once you have authorized either the telephone exchange or redemption service, anyone with a Personal Identification Number (PIN) and the required account information (including your broker) can request a telephone transaction in your account. All calls are recorded and may be monitored for verification, recordkeeping and quality-assurance purposes. The Evergreen Funds reserve the right to terminate the exchange privilege of any shareholder who exceeds the listed maximum number of exchanges.

  Timing of Proceeds

  Normally, we will send your redemption proceeds on the next business day after we receive your request; however, we reserve the right to wait up to seven business days to redeem any investments made by check and five business days for investments made by Automated Clearing House transfer. We also reserve the right to redeem in kind, under certain circumstances, by paying you the proceeds of a redemption in securities rather than in cash, and to redeem the remaining amount in the account if your redemption brings the account balance below the initial minimum amount.

  Exceptions: Redemption Requests That Require A Signature Guarantee

  To protect you and the Evergreen Funds against fraud, certain redemption requests must be made in writing with your signature guaranteed. A signature guarantee can be obtained at most banks and securities dealers. A notary public is not authorized to provide a signature guarantee. The following circumstances require signature guarantees:

    You are redeeming more than $50,000.
    You want the proceeds transmitted into a bank account not listed on the account.
    You want the proceeds payable to anyone other than the registered owner(s) of the account.
    Either your address or the address of your bank account has been changed within 30 days.
    The account is registered in the name of a fiduciary corporation or any other organization.
    In these cases, additional documentation is required:
    corporate accounts: certified copy of corporate resolution fiduciary accounts: copy of the power of attorney or other governing document

  Who Can Provide A Signature Guarantee:

    Commercial Bank
    Trust Company
    Savings Association
    Credit Union
    Member of a U.S. stock exchange

  OTHER SERVICES

  Evergreen Express Line
  1-800-346-3858

  Use our automated, 24-hour service to check the value of your investment in a Fund; purchase, redeem or exchange Fund shares; find a Fund's price, yield or total return; order a statement or duplicate tax form; or hear market commentary from Evergreen portfolio managers.

  Automatic Reinvestment of Distributions

  For the convenience of investors, all dividends and capital gain distributions are automatically reinvested, unless you request otherwise. Distributions can be made by check or electronic transfer through the Automated Clearing House into your bank account. The details of your dividends and other distributions will be included on your statement.

  Payroll Deduction (Class A, Class B and Class C only)

  If you want to invest automatically through your paycheck, call us to find out how you can set up direct payroll deductions. The amounts deducted will be invested in your Fund account using the Electronic Funds Transfer System. We will provide the Fund account number. Your payroll department will let you know the date of the pay period when your investment begins. Visit our website at www.evergreeninvestments.com for more information.

  Telephone Investment Plan

  You may make additional investments electronically in an existing Fund account at amounts of not less than $100 or more than $10,000 per investment. Telephone requests received by 4 p.m. Eastern time will be invested the day the request is received.

  Dividend Exchange

  You may elect on the application to reinvest capital gains and/or dividends earned in one Evergreen Fund into an existing account in another Evergreen Fund in the same share class and same registration - automatically. Please indicate on the application the Evergreen Fund(s) into which you want to invest the distributions.

  Reinstatement Privileges

  Within 90 days of redemption, you may re-establish your investment at the current NAV by reinvesting some, or all, of your redemption proceeds into the same share class of any Evergreen Fund. If a deferred sales charge was deducted from your redemption proceeds, the full amount of the deferred sales charge will be credited to your account at the NAV on the date of reinstatement and your deferred sales charge schedule will resume from the time of the original redemption.

  THE TAX CONSEQUENCES OF INVESTING IN THE FUND

  You may be taxed in two ways:

    On Fund distributions (dividends and capital gains).
    On any profit you make when you sell any or all of your shares.

  Fund Distributions

  A mutual fund passes along to all of its shareholders the net income or profits it receives from its investments. The shareholders of the fund then pay any taxes due, whether they receive these distributions in cash or elect to have them reinvested. The Fund will distribute two types of taxable income to you:

    Dividends. To the extent that regular dividends are derived from investment income that is not tax-exempt, or from short-term capital gains, you will have to include them in your federal taxable income. The Fund pays an annual dividend from the dividends, interest and other income on the securities in which it invests.
    Capital Gains. When a mutual fund sells a security it owns for a profit, the result is a capital gain. The Fund generally distributes capital gains, if any, at least once a year, near the end of the calendar year. Short-term capital gains reflect securities held by the Fund for a year or less and are considered ordinary income just like dividends. Profits on securities held longer than 12 months are considered long-term capital gains and are taxed at a special tax rate (20% for most taxpayers).

  Dividend and Capital Gain Reinvestment

  Unless you choose otherwise on the account application, all dividend and capital gain payments will be reinvested to buy additional shares. Distribution checks that are returned and distribution checks that are uncashed when the shareholder has failed to respond to mailings from the shareholder servicing agent will automatically be reinvested to buy additional shares. No interest will accrue on amounts represented by uncashed distribution or redemption checks. We will send you a statement each January with the federal tax status of dividends and distributions paid by the Fund during the previous calendar year.

  Profits You Realize When You Redeem Shares

  When you sell shares in a mutual fund, whether by redeeming or exchanging, you have created a taxable event. You must report any gain or loss on your tax return unless the transaction was entered into by a tax-deferred retirement plan. Investments in money market funds typically do not generate capital gains. It is your responsibility to keep accurate records of your mutual fund transactions. You will need this information when you file your income tax return, since you must report any capital gain or loss you incur when you sell shares. Remember, an exchange is a purchase and a sale for tax purposes.

  Tax Reporting

  Evergreen Service Company, LLC provides you with a tax statement of your dividend and capital gains distributions for each calendar year on Form 1099 DIV. Proceeds from a sale are reported on Form 1099B. You must report these on your tax return. Since the IRS receives a copy as well, you could pay a penalty if you neglect to report them.

  Evergreen Service Company, LLC will send you a tax information guide each year during tax season, which may include a cost basis statement detailing the gain or loss on taxable transactions you had during the year. Please consult your own tax advisor for further information regarding the federal, state and local tax consequences of an investment in the Fund.

  Retirement Plans

  You may invest in the Fund through various retirement plans, including IRAs, 401(k) plans, Simplified Employee Plans (SEPs), 403(b) plans, 457 plans and others. For special rules concerning these plans, including applications, restrictions, tax advantages, and potential sales charge waivers, contact your investment professional. To determine if a retirement plan may be appropriate for you, consult your tax advisor.

  FEES AND EXPENSES OF THE FUND

  Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

  Management Fee

  The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

  12b-1 Fees

  The Trustees of the Evergreen Funds have approved a policy to assess 12b-1 fees for Class A, Class B and Class C shares. Up to 0.75% of the average daily net assets of Class A shares and up to 1.00% of the average daily net assets of Class B and Class C shares may be payable as 12b-1 fees. However, currently the 12b-1 fees for Class A shares are limited to 0.25% of the average daily net assets of the class. These fees increase the cost of your investment. The higher 12b-1 fees imposed on Class B and Class C shares may, over time, cost more than the front-end sales charge of Class A shares. The purpose of the 12b-1 fees is to promote the sale of more shares of the Fund to the public. The Fund may use 12b-1 fees for advertising and marketing and as a "service fee" to broker-dealers, banks and other financial institutions for additional shareholder services and/or the maintenance of accounts.

  Other Expenses

  Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the shareholder pays no transaction fees.

  Total Fund Operating Expenses

  The total cost of running the Fund is called the expense ratio. As a shareholder, you are not charged these fees directly; instead they are taken out before the Fund's net asset value is calculated, and are expressed as a percentage of the Fund's average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are "invisible," investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) your total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) a Fund's investment advisor may waive a portion of the Fund's expenses for a period of time, reducing its expense ratio.

  OTHER FUND PRACTICES

  The Fund may invest in futures and options, which are forms of derivatives. Derivatives are financial contracts whose value is based on an underlying asset, such as a stock or a bond, or an underlying economic factor, such as an index or an interest rate. Small price movements in hte underlying asset can result in immediate and substantial gains or losses in the value of derivatives. Such practices are used to hedge the Fund's portfolio, to maintain the Fund's exposure to its market, to manage cash or to attempt to increase income. Although this is intended to increase returns, these practices may actually reduce returns or increase volatility.

  Please consult the Statement of Additional Information for more information regarding these and other investment practices used by the Fund, including risks.

  Institutional Money Market Funds
  Institutional Money Market Fund
  Institutional Municipal Money Market Fund
  Institutional Treasury Money Market Fund
  Institutional U.S. Government Money Market Fund
  Institutional 100% Treasury Money Market Fund
  Cash Management Money Market Fund
  Prime Cash Management Money Market Fund

  Money Market
  California Municipal Money Market Fund
  Florida Municipal Money Market Fund
  Money Market Fund
  Municipal Money Market Fund
  New Jersey Municipal Money Market Fund
  New York Municipal Money Market Fund
  Pennsylvania Municipal Money Market Fund
  Treasury Money Market Fund
  U.S. Government Money Market Fund

  State Municipal Bond Funds
  Connecticut Municipal Bond Fund
  Florida High Income Municipal Bond Fund
  Florida Municipal Bond Fund
  Georgia Municipal Bond Fund
  Maryland Municipal Bond Fund
  New Jersey Municipal Bond Fund
  North Carolina Municipal Bond Fund
  Pennsylvania Municipal Bond Fund
  South Carolina Municipal Bond Fund
  Virginia Municipal Bond Fund

  National Municipal Bond Funds
  High Grade Municipal Bond Fund
  High Income Municipal Bond Fund
  Intermediate Term Municipal Bond Fund
  Municipal Bond Fund
  Short-Intermediate Municipal Bond Fund

  Short and Intermediate Term Bond Funds
  Adjustable Rate Fund
  Fixed Income Fund
  Intermediate Term Bond Fund
  Limited Duration Fund
  Short-Duration Income Fund

  Intermediate and Long Term Bond Funds
  Core Bond Fund
  Diversified Bond Fund
  Fixed Income Fund II
  High Yield Bond Fund
  Income Plus Fund
  Quality Income Fund
  Select High Yield Bond Fund
  Strategic Income Fund
  U.S. Government Fund

  Balanced Funds
  Balanced Fund
  Foundation Fund
  Select Balanced Fund
  Tax Strategic Foundation Fund

  Growth and Income Funds
  Blue Chip Fund
  Equity Income Fund
  Equity Index Fund
  Growth and Income Fund
  Small Cap Value Fund
  Strategic Value Fund
  Value Fund

  Domestic Growth Funds
  Aggressive Growth Fund
  Capital Growth Fund
  Core Equity Fund
  Evergreen Fund
  Growth Fund
  Large Company Growth Fund
  Masters Fund
  Omega Fund
  Premier 20 Fund
  Secular Growth Fund
  Select Small Cap Growth Fund
  Select Strategic Growth Fund
  Small Company Growth Fund
  Special Equity Fund
  Special Values Fund
  Stock Selector Fund
  Tax Strategic Equity Fund

  Sector Funds
  Health Care Fund
  Technology Fund
  Utility and Telecommunications Fund

  Global and International Funds
  Emerging Markets Growth Fund
  Global Leaders Fund
  Global Opportunities Fund
  International Bond Fund
  International Growth Fund
  Latin America Fund
  Precious Metals Fund

  Evergreen Express Line
  Call 1-800-346-3858

  24 hours a day to

    check your account
    order a statement
    get a Fund's current price, yield and total return
    buy, redeem or exchange Fund shares

  Shareholder Services
  Call 1-800-343-2898

  Monday through Friday, 8 a.m. to 6 p.m. Eastern time to
    buy, redeem or exchange shares
    order applications
    get assistance with your account

  Information Line for Hearing and Speech Impaired (TTY/TDD)
  Call 1-800-343-2888

  Monday through Friday, 8 a.m. to 6 p.m. Eastern time

  Write us a letter
  Evergreen Service Company, LLC
  P.O. Box 8400
  Boston, MA 02266-8400
    to buy, redeem or exchange shares
    to change the registration on your account
    for general correspondence

  For express, registered or certified mail
  Evergreen Service Company, LLC
  200 Berkeley St.
  Boston, MA 02116-5034

  Visit us on-line
  www.evergreeninvestments.com

  Regular communications you will receive
  Account Statements - You will receive quarterly statements for each Fund you invest in. Please review and promptly notify Evergreen of any inaccuracies.

  Confirmation Notices - A confirmation of your transaction, other than SIP and SWP, is sent within five days. Please review and promptly notify Evergreen of any inaccuracies.

  Annual and Semi-annual reports - You will receive a detailed financial report on each Fund you invest in twice a year.

  Tax Forms - Each January you will receive any Fund tax information you need to include with your tax returns as well as the Evergreen Tax Information Guide.

  For More Information About Evergreen Special Values Fund, Ask for:

  The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

  For questions, other information, or to request a copy, without charge, of the SAI, call 1-800-343-2898 or ask your investment professional. We will mail material within three business days.

  Information about the Fund (including the SAI) is also available on the SEC's Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-6009, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1-202-942-8090.

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